UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2009

CF Industries Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Parkway North, Suite 400
Deerfield, IL		60015
(Address of principal		(Zip Code)
executive offices)

Registrant’s telephone number, including area code:  (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2009, CF Industries Holdings, Inc. (“CF”) announced the restructuring of operations responsibilities to improve the alignment of operations with CF’s strategic direction, effective March 31, 2009. As a result, David J. Pruett, who served as senior vice president, Operations since 2005, left CF on March 31.

In connection with Mr. Pruett’s departure from CF, he and CF have entered into a Termination Agreement and Release, dated as of March 31, 2009 (the “Agreement”). Pursuant to the Agreement, Mr. Pruett has also entered into a consulting agreement with CF to provide consulting services through August 31, 2009. As a result of this consulting agreement, unless Mr. Pruett breaches certain non-compete provisions in the consulting agreement, his currently unvested equity awards will continue to vest through August 31, 2009. Mr. Pruett also will receive a severance payment of $320,000 by April 15, 2009 pursuant to the Agreement. CF will also pay up to $800 a month for a period not to exceed five years following March 31, 2009 if Mr. Pruett decides to procure private medical insurance following his departure from CF. Alternatively, if Mr. Pruett elects COBRA coverage, CF will pay his COBRA premiums for up to eighteen months so that Mr. Pruett’s cost for such coverage equals that of an active employee. Under the Agreement, Mr. Pruett has agreed to release CF from employment related claims.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

10.1	Consulting Assignment, dated as of March 31, 2009, between CF Industries Holdings, Inc. and David J. Pruett.

10.2	Termination Agreement and Release, dated as of March 31, 2009, between CF Industries Holdings, Inc. and David J. Pruett.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2009	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Assignment, dated as of March 31, 2009, between CF Industries Holdings, Inc. and David J. Pruett.

10.2	Termination Agreement and Release, dated as of March 31, 2009, between CF Industries Holdings, Inc. and David J. Pruett.